Exhibit 16.1

December 7, 2005

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Crown Resources Corporation's Form 8-K dated December 2, 2005 and have the following comments:

     1.          We agree with the statements made in the first sentence of the first paragraph, and the statements made in the second, third, fourth, fifth, sixth and seventh paragraphs.

     2.          We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Denver, Colorado